                              AGREEMENT OF MERGER

         THIS AGREEMENT OF MERGER (hereinafter called "this Agreement"),
executed as of  the   17th    day of May 1996, by and among Topro, Inc., a
Colorado corporation ("Topro"), on its behalf and on behalf of its wholly-owned subsidiary, Topro V.E.C. Corp., a newly formed Colorado corporation ("Newco"), and Visioneering Holding Corporation, a California corporation ("VI").

         The Boards of Directors of Topro, Newco and VI: deem it advisable for the mutual benefit of Topro, Newco and VI, and their respective stockholders, that Topro acquire VI by the merger of Newco into VI under the terms and conditions hereinafter set forth, in a transaction intended to qualify as a tax-free reorganization under Section 368(a)(2)(D) or (E) of the Internal Revenue Code of 1986, as amended (the "Code"); expect that this transaction will further certain of their business objectives; and have adopted resolutions authorizing the transactions contemplated by this Agreement.

         In consideration of the premises and of the mutual agreements, representations, warranties and covenants contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

                                  ARTICLE I
                                  THE MERGER

         SECTION 1.1 Actions to be Taken. Subject to the terms and conditions of this Agreement, including the fulfillment (or waiver) of all conditions to the obligations of the parties contained herein, at the Effective Time (as hereinafter defined) and pursuant to the California Corporation Act (the "California Statute"), the following shall occur:

         (a) Newco shall be merged with and into VI (such transaction hereafter referred to as the "Merger"), and VI shall be the surviving corporation (the "Surviving Corporation"). The separate existence and corporate organization of Newco shall cease upon filing of the Articles of Merger with the California Secretary of State, and thereupon VI and Newco shall be a single corporation.

         (b) The Articles of Incorporation of VI attached as Exhibit 1.1(b) hereto shall constitute the articles of incorporation of the Surviving Corporation.

         (c) The By-Laws of VI in the form attached as Exhibit 1.1(c) shall constitute the by-laws of the Surviving Corporation.

         (d) The officers and directors of VI shall resign on the Closing Date and the persons set forth on Schedule 1.1(d) shall be the officers and directors, respectively, of the Surviving Corporation until their successors shall have been elected and qualified.

         (e) As soon as practicable after the terms and conditions of this Agreement have been satisfied, the parties shall meet on a date mutually agreed to (the "Closing Date") in order to execute the Exhibits and approve the Schedules to this Agreement. On the Closing Date, Articles of Merger (the "Articles of Merger"), shall be executed and forwarded for filing to the Secretary of State of the State of California. However, the effective date of the Merger for accounting purposes shall be May 1, 1996, which shall be referred to herein as the "Effective Time."

         SECTION 1.2   Conversion of VI Securities.

         (a) As of the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, all of the shares of VI Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into 1,600,000 restricted shares of the common stock, par value $.0001 per share, of Topro ("Topro Common Stock"), subject to the following adjustments:

                 (i) the number of shares of Topro Common Stock issuable in the Merger shall be increased by one share of Topro Common Stock for each $2.50 by which VI's net worth as of the Effective Time exceeds $0; and

                 (ii) the number of shares of Topro Common Stock issuable in the Merger shall be reduced by one share of Topro Common Stock for each $2.50 by which VI's net worth as of the Effective Time is less than $0 and greater than negative $300,000; and

                 (iii) the number of shares of Topro Common Stock issuable in the Merger shall be reduced by one share of Topro Common Stock for each $1.00 by which VI's net worth as of the Effective Time is less than negative $300,000.

         SECTION 1.3  Net Worth Calculation; Escrow of Shares.

         (a) The net worth calculation required under Section 1.2 shall be based upon a balance sheet of VI as of and at May 1, 1996 which has been reviewed by Hein + Associates, Certified Public Accountants for Topro, and which meets the minimum requirements necessary for Topro's filings under the Securities Act of 1933 (the "1933 Act") and the Securities Exchange Act of 1934 (the "1934 Act").

         (b) 1,600,000 shares of Topro Common Stock issuable in the Merger shall be deposited to escrow and subject to the Escrow Agreement attached hereto as Exhibit 1.3(b). Such shares shall be released to the shareholders of VI in accordance with the formula set forth in
         Section 1.2, unless a share adjustment is necessary due to a material breach, as discussed in Section 1.3(c), below, upon the later to occur of: (i) such time as the reviewed balance sheet as of May 1, 1996 is available; and (ii) such time, not to exceed six months following the

         Closing Date, that Topro has reasonable assurance that (A) any adjustments to contracts in progress as of the Closing Date and any contingent and/or undisclosed liabilities have been identified, quantified and reflected on the reviewed balance sheet or otherwise accounted for in the determination of VI's net worth; and (B) there has been no material breach of any VI representation or warranty under this Agreement.

         (c) In the event of a material breach by either party under this Agreement, the number of Topro shares of Common Stock shall be adjusted to compensate the non-breaching party. Such adjustment shall be mutually agreed upon by the parties. If the parties cannot agree on the amount of the share adjustment, each party shall designate one arbitrator. The two arbitrators as so designated shall attempt to establish the amount of the share adjustment by their mutual agreement, and if they do not succeed in reaching such agreement within 20 days of the designation of the latter of them, they shall name a third arbitrator and a decision of the majority of the arbitrators shall be final. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association and the cost of such arbitration shall be borne by Topro unless a majority of the arbitrators agree otherwise, in which case the respective parties agree to pay their share of such costs as directed by the majority of the arbitrators.

         SECTION 1.4 Issuance and Delivery of Topro Common Stock. Topro shall cause the issuance of the Topro Common Stock upon surrender of certificates representing shares of VI Common Stock. All shares of Topro Common Stock (collectively, the "Merger Shares") into which shares of VI Common Stock are converted at the Closing Date pursuant to Section 1.3 shall be deemed, for all corporate purposes, to have been issued by Topro at the Closing Date. The Merger Shares shall be held in escrow, as described above.

         SECTION 1.5 VI Stock Transfer Books. At the Closing Date, the stock transfer books of VI shall be closed and no transfer of VI Common Stock shall thereafter be made on such stock transfer books until after the Effective Time.

         SECTION 1.6 Filing of Merger Documents. As soon as practicable after the Closing Date, VI and Newco shall, in accordance with Section 1.1(e), cause the Articles of Merger to be filed with the Secretary of State of the State of California and VI, Newco and Topro will take such other and further actions as may be required by the California Statute in connection with such filing and in order to complete the Merger.

         SECTION 1.7  Registration Rights.

         (a) During the two year period commencing at the Effective Time, the Merger Shares shall be subject to "piggyback" registration rights in accordance with the terms and limitations set forth in Section 7.3. These rights shall be subject to the conditions imposed under the lock-up agreement required by Section 8.11.

         (b) At any time commencing January 1, 1997, the Merger Shares shall be subject to demand registration rights in accordance with the terms and limitations set forth in Section 7.3. These rights shall be subject to the conditions imposed under the lock-up agreement required by Section 8.11.

         SECTION 1.8 Undertaking by Topro to Remove Liens. Topro shall undertake no later than two years from the Closing Date to remove the liens set forth on Schedule 1.8 secured by the personal residence of Michael and Kathleen Taylor, which liens were encumbered in connection with the business of VI.

         SECTION 1.9 Employment Agreements. Topro and Michael and Kathleen Taylor shall enter into employment agreements in the forms attached hereto as Exhibits 1.9(a) and (b).

                                   ARTICLE II
               REPRESENTATIONS AND WARRANTIES OF TOPRO AND NEWCO

         Topro and Newco represent, warrant to, and agree with, VI as follows:

         SECTION 2.1 Corporate Organization. Topro and each of its subsidiaries (hereafter in this Article II, Topro and its subsidiaries other than Newco are collectively referred to as "Topro") are corporations duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation and each has all requisite corporate power and authority to own, operate and lease its properties and to conduct its business as it is now being conducted. Topro is duly qualified or licensed as a foreign corporation in each other jurisdiction where it owns or leases substantial properties, except where the failure to be so qualified or licensed would not have a material adverse effect on the financial condition, properties or businesses of Topro taken as a whole. Topro and Newco have each delivered to VI a true and complete copy of their Articles of Incorporation and By-Laws.

         SECTION 2.2  Capitalization.

         (a) The authorized capital stock of Topro consists of 10,000,000 shares of Preferred Stock, par value $.0001 per share, and 200,000,000 shares of Common Stock, par value $.0001 per share, of which 6,734,806 shares of Common Stock were outstanding on May 1, 1996. All of the outstanding shares of Topro Common Stock have been validly issued and are fully paid and nonassessable. As of May 1, 1996, Topro had reserved authorized shares of Topro Common Stock for issuance pursuant to outstanding common stock purchase warrants, options and other rights as set forth on Schedule 2.2 of this Agreement. As detailed on
         Schedule 2.2, Topro has granted to the holders of certain of its outstanding securities certain rights to have such securities registered for public sale pursuant to the 1933 Act.

         (b) Except as set forth above, Topro does not have any shares of its capital stock issued or outstanding. Except as set forth above and on Schedule 2.2 hereof, Topro does not have any outstanding subscriptions, options, warrants, rights or other agreements or commitments obligating Topro to issue shares of its capital stock.

         (c) The authorized capital stock of Newco consists of 1,000 shares of Common Stock, par value $.01 per share, of which 100 shares are issued and outstanding, all of which are owned of record and beneficially by Topro.

         (d) To the best knowledge of Topro management, Topro's outstanding securities have been issued in compliance with all applicable federal and state securities laws.

         SECTION 2.3 Authorization, Execution and Delivery. Topro and Newco each has the corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by Topro and Newco and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action; no other corporate proceedings on the part of Topro are necessary to authorize this Agreement and the transactions contemplated hereby.

         SECTION 2.4 Reports; Accuracy of Information. Topro has previously furnished to VI true and complete copies of: its amended Annual Report on Form 10-K/A No. 1 for its fiscal year ended June 30, 1995, including audited financial statements; its Quarterly Reports on Forms 10-QSB/A No.1 for the periods ended September 30, 1995 and December 31, 1995, including unaudited financial statements; and its Current Reports on Forms 8-K dated November 8, 1995, January 30, 1996, and February 21, 1996 (each as amended), (collectively the "Topro Reports"). Each of the balance sheets included in the Topro Reports (including any related notes and schedules) fairly presents the consolidated financial position of Topro as of its date, and the other financial statements included in the Topro Reports (including any related notes and schedules), fairly present the consolidated results of operations or other information included therein of Topro for the periods or as of the dates therein set forth, and, with respect to the unaudited financial statements, all adjustments necessary for a fair presentation of results for such periods have been made. The audited statements have been prepared in accordance with generally accepted accounting principles consistently applied (except and unless otherwise stated therein). None of the Topro Reports contained, as of its date, any untrue statement of a material fact or any omission to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         SECTION 2.5 Absence of Changes. Except as described in the Topro Reports, since December 31, 1995, there has not been any material adverse change in the financial condition, properties or business of Topro taken as a whole.

         SECTION 2.6 Compliance with Laws. To the best knowledge of Topro management, the business of Topro is not being conducted in violation of any applicable law, ordinance, regulation, decree or order of any governmental entity, except for violations which either singly or in the aggregate do not and are not expected to have a material adverse effect on the financial condition, properties or businesses of Topro taken as a whole.

         SECTION 2.7 Legal Proceedings. Except for matters, if any, referred to in the Topro Reports or on Schedule 2.7 hereto, (i) no material investigation or review by any governmental entity with respect to Topro is pending or, to the best of Topro's knowledge, threatened, nor has any governmental entity indicated to Topro an intention to conduct the same, and
(ii) there is no action, suit or proceeding pending or, to the best of Topro' knowledge, threatened against or affecting Topro at law or in equity, or before any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, which either singly or in the aggregate is likely to result in any material adverse change in the financial condition, properties or businesses of Topro taken as a whole.

         SECTION 2.8 Validity of Merger Shares. All of the Merger Shares to be issued in the Merger pursuant to Section 1.2 will, upon such issuance, be validly issued and outstanding, fully paid and nonassessable. The Merger Shares shall be issued in compliance with all applicable state and federal securities laws.

         SECTION 2.9 Continuity of Business Enterprise. Topro will continue at least one significant historic business line of VI, or use at least a significant portion of VI's historic business assets in a business, in each case within the meaning of Treasury Reg. Section 1.368-1(d).

                                  ARTICLE III
                      REPRESENTATIONS AND WARRANTIES OF VI

         VI represents, warrants to, and agrees with, Topro and Newco as follows:

         SECTION 3.1 Corporate Organization. VI and each of its subsidiaries, which are listed on Schedule 3.1 hereto, are corporations duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation and each is duly qualified or licensed as a foreign corporation in each other jurisdiction where it owns or leases substantial properties. Except as set forth on Schedule 3.1, VI has no subsidiaries. Each such corporation has the requisite corporate power and authority to own, operate and lease its properties and to conduct its business as it is now being conducted. VI has previously delivered to Topro a true and complete copy of its Articles of Incorporation and Bylaws and those of each of its subsidiaries.

         SECTION 3.2 Capitalization. The authorized capital stock of VI consists of 10,000,000 shares of Common Stock ("VI Common Stock"). As of the date of this Agreement there are 1,000,000 shares of VI Common Stock issued and outstanding. All of the outstanding shares of VI Common Stock have been validly issued and are fully paid and nonassessable. As of the date hereof, VI has reserved no shares of VI Common Stock for issuance. Except as set forth above VI does not have any shares of its capital stock issued or outstanding. VI does not have any outstanding subscriptions, options, warrants, rights or other agreements or commitments obligating VI to issue shares of its capital stock.

         SECTION 3.3 Authorization, Execution and Delivery. VI has the corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by its Board of Directors and shareholders, and no other corporate proceedings on the part of VI or its subsidiaries are necessary to authorize this Agreement and the transactions contemplated hereby. Neither VI nor any of its subsidiaries is subject to or obligated under any charter, by-law or contract provision or any note, mortgage, lease, agreement, bond, indenture, instrument, license, franchise or permit, or subject to any order, judgment, injunction, writ or decree, which would be breached or violated by the execution or consummation of this Agreement. Other than in connection with or in compliance with the provisions and requirements of the California Statute, the 1933 Act , and the securities or blue sky laws of the various states, no authorization, consent or approval of, or filing with, any public body or authority is necessary for the completion by VI of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals or filings, the failure to obtain or make which would not have a material adverse effect on VI's business.

         SECTION 3.4 Accuracy of Information. VI has previously furnished to Topro true and complete copies of audited consolidated financial statements ("VI audited statements") for the fiscal year ended December 31, 1994 and the unaudited, consolidated financial statements as of and for the fiscal year ended December 31, 1995 and for the quarter ended March 31, 1996 ("VI unaudited statements"). The VI audited statements and the VI unaudited statements are at times collectively referred to as the "VI Reports." Each of the balance sheets included in the VI audited statements and the VI unaudited statements (including any related notes and schedules) fairly presents the financial position of VI as of its date and the other financial statements included in the VI Reports (including any related notes and schedules) fairly present the results of operations or other information included therein of VI for the periods or as of the dates therein set forth and, with respect to the VI unaudited statements, all adjustments necessary for a fair presentation of results for such periods have been made. The VI audited statements have been prepared in accordance with generally accepted accounting principles consistently applied (except and unless otherwise stated therein). Neither the VI audited statements nor the VI unaudited statements contains any untrue statement of a material fact or any omission to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         SECTION 3.5 Absence of Changes. Except as set forth on Schedule 3.5 hereof, since March 31, 1996, there has not been any material adverse change in the working capital, financial condition, assets, liabilities, reserves, business, operations or prospectus of VI or any of its subsidiaries, and neither VI nor any of its subsidiaries has:

         (a)       waived or surrendered any right of material value;

         (b) discharged or satisfied or paid any material lien or encumbrance or debt or obligation other than current liabilities in the ordinary course of business;

         (c) authorized or made any capital expenditures or commitments for capital expenditures exceeding in the aggregate $25,000;

         (d) assumed, guaranteed, or agreed to assume or guarantee, any material debt, liability or other obligation of any person, firm or corporation;

         (e) made, declared or authorized any dividends or other distribution on any shares of the capital stock;

         (f) engaged in any material transaction outside the ordinary course of business;

         (g) entered into or extended any employment contract with any officer or employee for a term extending beyond the Effective Date;

         (h) paid, loaned or advanced (other than the payment of salaries or reimbursement of expenses in the ordinary course of business) any amounts to, or sold, transferred or leased any properties or assets to, any of its officers or directors or any "affiliate" or "associate" of any of its officers or directors (as such terms are defined in the rules and regulations under the 1933 Act);

         (i) made any material change in any method of accounting or accounting practice;

         (j) made any material change in any pension, retirement, profit-sharing or other employee benefit plan or arrangement;

         (k) incurred any material indebtedness or leasehold expense except in the ordinary course of business;

         (l) agreed, whether in writing or otherwise, to do any of the foregoing; or

         (m) suffered any damages, destruction or loss, whether or not covered by insurance, materially adversely affecting the business or properties of VI and its subsidiaries taken as a whole.

         SECTION 3.6 Compliance with Laws. To the best knowledge of VI's management, the business of VI and each of its subsidiaries is not being conducted in violation of any applicable law, ordinance, regulation, decree or order of any governmental entity, including, but not limited to laws, ordinances or regulations relating to environmental protection, except for violations which either singly or in the aggregate do not and are not expected to have a material adverse effect on VI's business taken as a whole. There is no past or present violation known to VI of any law, ordinance or regulation relating to environmental protection, whether or not such violation is expected to have a material adverse effect on VI's business.

         SECTION 3.7  Legal Matters.  To the best knowledge of VI's management:
(i) there is no material investigation or review by any governmental entity with respect to VI or any of its subsidiaries threatened or pending, nor has any governmental entity indicated an intention to conduct the same, and (ii) there is no action, suit or proceeding threatened or pending against or affecting VI or any of its subsidiaries at law or in equity, or before any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, which either singly or in the aggregate is likely to result in any material change in VI's business.

         SECTION 3.8 Material Agreements and Plans; ERISA. VI has heretofore delivered to Topro an accurate and complete list, attached as Schedule 3.8 hereto, setting forth all material leases, contracts, mortgages, deeds of trust, loans, commitments, undertakings and other agreements and plans, including any open contracts and purchase orders, bonus, deferred compensation, pension, profit-sharing, retirement or other benefit plan, to which VI on any of its subsidiaries is a party or is subject, and VI does not know of any material default or defaults under any of such agreements or plans on the part of any party subject thereto. Except as set forth on Schedule 3.8 hereto, neither VI nor any of its subsidiaries now has or ever has had in effect any "Plan" as such term is defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA") nor incurred any liability under, nor been in violation of, ERISA.

         SECTION 3.9 Continuation of Business. There are no events that, to the best knowledge of VI, threaten to materially disrupt, prevent or impair the conduct of the business of VI and its subsidiaries or which would disrupt the ability of the Surviving Corporation, as a subsidiary of Topro, to continue to conduct the business currently being conducted by VI and its subsidiaries.

         SECTION 3.10 Tax Returns. VI and each of its subsidiaries have duly filed all tax reports and returns which have been required to be filed by them and have duly paid or adequately reserved for all taxes and other charges shown on such reports and returns to be due or claimed to be due from them by federal, state or other taxing authorities. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any such federal, state, local or other income tax returns for any period.

         SECTION 3.11 Absence of Undisclosed Liabilities. Neither VI nor any of its subsidiaries has any material liabilities or obligations of any nature (absolute, accrued, contingent or otherwise) which are not disclosed on the VI unaudited financial statements. To the best knowledge of VI's management, VI and each of its subsidiaries is in substantial compliance with all laws and regulations applicable to operation of its business and all contracts and agreements by which it is bound.

         SECTION 3.12 Accounts Receivable. All accounts receivable reflected on the books of VI are bona fide, good and collectible and without set-off or counterclaim except as set forth on

Schedule 3.12. Attached hereto as Exhibit 3.12 is a listing of VI's accounts payable and accounts receivable as of May 15, 1996.

         SECTION 3.13 Ownership of VI Common Stock. All of the issued and outstanding shares of VI Common Stock are owned of record and beneficially by the VI Shareholders as set forth on Schedule 3.13.

         SECTION 3.14 Project Contracts and Job Orders. All project contracts and job orders reflected on the books of VI are bona fide and without set-off except as set forth on Schedule 3.14.

         SECTION 3.15 Employment Practices. VI and each of its subsidiaries is in compliance in all material respects with all federal, state and local laws and regulations respecting the employment of its employees and employment practices, terms and conditions of employment and wages and hours relating thereto. To the best knowledge of VI's management there are no actual or threatened claims of employees or former employees of VI or any of its subsidiaries. To VI's knowledge, there are no pending investigations involving VI or any of its subsidiaries by the U.S. Department of Labor, or any other governmental agency responsible for the enforcement of such federal, state or local laws and regulations. To the best of VI's knowledge there is no unfair labor practice charge or complaint against VI or any of its subsidiaries pending before the National Labor Relations Board or any strike, picketing, boycott, dispute, slowdown or stoppage pending or, to the best knowledge of VI, threatened against or involving VI or any of its subsidiaries or any predecessor entity, and none has ever occurred. To the best knowledge of VI, there is no union organization activity with respect to the employees of VI or any of its subsidiaries. No collective bargaining agreement or modification thereof is currently being negotiated by VI or any of its subsidiaries. No grievance or arbitration is pending under any expired or existing collective bargaining agreements of VI or any of its subsidiaries.

                                   ARTICLE IV
                                COVENANTS OF VI

         SECTION 4.1 Regular Course of Business. Except as otherwise consented to in writing by Topro, prior to the Effective Time, VI and each of its subsidiaries will carry on its business in the ordinary course only, and, without limiting the generality of the foregoing, VI and each of its subsidiaries will use its best efforts to preserve its present business organization intact, keep available the services of its present officers and employees, and preserve its present relationships with customers, suppliers and other persons having business dealings with it.

         SECTION 4.2 Restricted Activities and Transactions. Except as otherwise consented to in writing by Topro, or contemplated by Section 8.11 hereof, prior to the Closing Date, neither VI nor any of its subsidiaries will:

         (a)     amend its certificate or articles of incorporation or bylaws;

         (b) issue, sell or deliver, or agree to issue, sell or deliver, any shares of any class of capital stock or any securities convertible into any such shares or convertible into securities in turn so convertible, or any options, warrants or other rights calling for the issuance, sale or delivery of any such shares or convertible securities, declare or pay any dividend or make any distribution on its capital stock in cash, stock or property, subdivide shares of capital stock into a greater number of shares, or redeem, repurchase or otherwise acquire any shares of capital stock;

         (c) discharge or satisfy or pay any lien, encumbrance, debt or obligation other than in the ordinary course of business;

         (d) sell, transfer or otherwise dispose of any of its assets otherwise than in the normal course of business;

         (e) incur or assume or authorize or commit to any expenditure(s) in excess of $25,000 in the aggregate other than in the ordinary course of business;

         (f) assume or guarantee, or agree to assume or guarantee, any debt, liability or other obligation of any person, firm or corporation; or

         (g) acquire control of any other corporation, association, joint venture, partnership, business trust or other business entity, or acquire control or ownership of all or a substantial portion of the assets of any of the foregoing or merge, consolidate or otherwise combine with any other corporation (except as provided for in this Agreement), or enter into any agreement providing for any of the foregoing.

         SECTION 4.3 Advice of Changes. Until the Closing Date, VI will promptly advise Topro in writing (i) after acquiring knowledge thereof, of any event occurring subsequent to the date of this Agreement which would render any representation or warranty of VI contained in this Agreement, if made on or as of the date of such event or the Effective Time, untrue or inaccurate in any material respect and (ii) of any material adverse change in VI's business.

         SECTION 4.4 Access to Records and Properties. Topro may, prior to the Closing Date, through its employees, agents and representatives, make or cause to be made a detailed review of the business and financial condition of VI, and make or cause to be made such investigation as it deems necessary or advisable of the properties, assets, businesses, books and records of VI. VI agrees to furnish such assistance as Topro reasonably may request in conducting such review and investigation and will provide, and will cause its independent public accountants to provide, Topro and its employees, agents and representatives full access to all books, records (including tax returns filed or in preparation), personnel and premises of VI and the work papers and other records of its independent public accountants and shall provide to Topro such other information concerning the business of VI as Topro reasonably may request. Any such review described in this section shall be undertaken during normal business hours following reasonable notice to VI.

         SECTION 4.5 Brokerage. VI has retained no broker or finder to assist it in the transactions contemplated hereby, and owes no person a commission, brokerage fee, or finders' fee as a result hereof. VI will indemnify and hold Topro harmless from any claim for brokerage or finder's or investment advisor's fees or commissions arising out of the transactions contemplated hereby by any person claiming to have been engaged by VI.

                                   ARTICLE V
                               COVENANTS OF TOPRO

         SECTION 5.1 Advice of Changes. Topro will promptly advise VI in writing after acquiring knowledge thereof, (i) of any event occurring subsequent to the date of this Agreement which would render any representation or warranty of Topro contained in this Agreement, if made on or as of the date of such event or at the Effective Time, untrue or inaccurate in any material respect and (ii) of any material adverse change in the business of Topro and its significant subsidiaries taken as a whole.

         SECTION 5.2 Brokerage. Topro has utilized the services of Bathgate McColley & Associates LLC in connection with this transaction, and Topro shall be solely responsible for payment of fees due to Bathgate McColley & Associates
LLC.   Other than Bathgate McColley & Associates LLC, Topro has retained no broker or finder to assist it in the transactions contemplated hereby, and owes no person a commission, brokerage fee, or finders' fee as a result hereof. Topro will indemnify and hold VI harmless from any claim for brokerage or finder's or investment advisor's fees or commissions arising out of the transactions contemplated hereby by any person claiming to have been engaged by Topro.

         SECTION 5.3 Conduct of Business of Newco. From the date of this Agreement to the Closing Date, Newco shall not engage in any activities of any nature except as contemplated by this Agreement.

         SECTION 5.4 Guarantee of Newco Obligations. Topro shall cause Newco to perform in a timely manner all its obligations, and to comply with all its agreements, in this Agreement and in the Articles of Merger.

         SECTION 5.5  Employment and Compensation of Certain Persons.

         (a) On or prior to the Closing Date, Topro and VI will determine which of the current employees of VI will become employees of the Surviving Corporation and the compensation and benefits to be paid to such employees, to be listed on Schedule 5.5.

         (b) No later than the Closing Date, Topro's Board of Directors shall, subject to shareholder approval at the next meeting of shareholders, amend its existing Incentive Stock Option Plan to increase the number of shares reserved thereunder by at least 100,000.

         SECTION 5.6 Access to Records and Properties. VI may, prior to the Closing Date, through its employees, agents and representatives, make or cause to be made a detailed review of the business and financial condition of Topro, and make or cause to be made such investigation as it deems necessary or advisable of the properties, assets, businesses, books and records of Topro. Topro agrees to furnish such assistance as VI may reasonably request in conducting such review and investigation and will provide, and will cause its independent public accountants to provide, VI and its employees, agents and representatives full access to all books, records (including tax returns filed or in preparation), personnel and premises of Topro and the audit work papers and other records of its independent public accountants and shall provide to VI such other information concerning Topro's business as VI may reasonably request.

         SECTION 5.7 Regular Course of Business. Prior to the Closing Date, Topro will use its best efforts to preserve its present business organization intact, keep available the services of its present officers and employees, and preserve its present relationships with customers, suppliers and other persons having business dealings with it.

         SECTION 5.8 Restricted Activities and Transactions. Except as set forth on Schedule 5.8 hereof, prior to the Closing Date, Topro will not:

         (a)     amend its certificate or articles of incorporation or bylaws;

         (b) issue, sell or deliver, or agree to issue, sell or deliver, any shares of any class of capital stock of Topro or any securities convertible into any such shares or convertible into securities in turn so convertible, or any options, warrants or other rights calling for the issuance, sale or delivery of any such shares or convertible securities, declare or pay any dividend or make any distribution on its capital stock in cash, stock or property, subdivide shares of Topro Common Stock into a greater number of shares, or redeem, repurchase or otherwise acquire any shares of Topro Common Stock;

         (c) discharge or satisfy or pay any lien, encumbrance, debt or obligation other than in the ordinary course of business;

         (d) sell, transfer or otherwise dispose of any of its assets otherwise than in the normal course of business;

         (e) assume or guarantee, or agree to assume or guarantee, any debt, liability or other obligation of any person, firm or corporation; or

         (f) acquire control of any other corporation, association, joint venture, partnership, business trust or other business entity, or acquire control or ownership of all or a substantial portion of the assets of any of the foregoing or merge, consolidate or otherwise combine with any other corporation (except as provided for in this Agreement), or enter into any agreement providing for any of the foregoing.

                                   ARTICLE VI
                                MUTUAL COVENANTS

         SECTION 6.1 Confidentiality. Topro and VI will use their best efforts to keep confidential any and all information furnished to one of them by the other or such other's representatives or independent public accountants in connection with the transactions contemplated by this Agreement, and the business and financial review and investigation referred to in Section 4.4 and
Section 5.6, except to the extent any such information may be generally available to the public, and Topro and VI have instructed their respective officers, employees and other representatives having access to such information to comply with the obligation of confidentiality. In the event of termination of this Agreement, each of Topro and VI will promptly deliver to the other all originals and copies of documents, work papers and other material containing information concerning the other that was obtained from the other or its agents, employees or representatives in connection with such transactions or business and financial review and investigation, whether so obtained before or after the execution hereof, will not use any information so obtained, will not disclose or divulge such information to any other person and will keep confidential any information so obtained; provided, however, that (after reasonable measures have been taken to maintain confidentiality and after giving reasonable notice to the other parties to this Agreement specifying the information involved and the manner and extent of the proposed use of disclosure thereof) (i) any disclosure of such information may be made by a party hereto to the extent required by applicable law or regulation or judicial or regulatory process and (ii) such information may be used by such party as evidence in or in connection with any pending or threatened litigation relating to this Agreement or any transaction contemplated hereby. The obligations arising under this Section 6.1 shall survive any termination or abandonment of this Agreement.

         SECTION 6.2 Expenses. Whether or not the Merger is consummated, each party shall bear its own costs and expenses in connection with this Agreement.

         SECTION 6.3 Public Announcements. VI and Topro agree, recognizing that Topro has an obligation to disseminate material information to the public and to its shareholders, that they will, to the maximum extent feasible, advise and confer with each other prior to the issuance of any reports, statements or releases (including reports, statements or releases to their respective employees) pertaining to this Agreement and any transaction contemplated by this Agreement.

         SECTION 6.4 Agreement with Respect to Accounting Treatment. Neither Topro nor VI knowingly will take any action that could prevent the Merger from being accounted for as a purchase or on a basis substantially similar thereto.

         SECTION 6.5 Further Assurances. Each party hereto agrees to execute and deliver such instruments and take such other actions as any other party may reasonably require in order to carry out the intent of this Agreement.

                                  ARTICLE VII
                     PRIVATE PLACEMENT; REGISTRATION RIGHTS

         SECTION 7.1 Investment Representations. At or prior to the Effective Time, the VI Shareholders listed on Schedule 3.13 hereto, as the record and beneficial owners of all of the issued and outstanding shares of VI Common Stock (the "VI Shareholders"), will execute and deliver to Topro subscription agreements and investment letters in the form attached hereto as Exhibit 7.1.

         SECTION 7.2 Blue Sky. Topro will distribute the Shares to the VI Shareholders in accordance with the provisions of this Agreement and pursuant to an exemption from registration under the California "Blue Sky" law and other applicable "Blue Sky" laws.

         SECTION  7.3   Registration Rights.

         (a) During the two year period commencing at the Effective Time, whenever Topro files a registration statement under the 1933 Act (including a "post-effective amendment" to a previous registration statement) which relates to a current offering of securities of Topro or any securityholder of Topro (except in connection with an offering on Forms S-4 or S-8, or any other inappropriate form(s)), Topro shall offer to the VI Shareholders the opportunity to register or qualify the Merger Shares for public sale; provided, however, that if the offering to which the proposed registration statement relates is an underwritten offering and such underwriter objects to the inclusion of the Merger Shares in such registration statement, Topro shall be under no obligation to include the Merger Shares unless shares held by other selling securityholders are included therein, in which case the VI Shareholders shall be entitled to have their Merger Shares included pro rata with all other selling securityholders whose shares are to be included in the registration statement. The Company shall give at least 30 days' prior written notice to the VI Shareholders of Topro's intention to file a registration statement under the 1933 Act, which notice shall constitute an offer to the VI Shareholders to have their Merger Shares included in such registration statement, and the VI Shareholders shall notify Topro in writing within ten days thereafter if the VI Shareholders desire to accept such offer. Neither the delivery of such notice nor the acceptance by the VI Shareholders of such offer shall obligate Topro to file such registration statement and, notwithstanding the actual filing of the registration statement, Topro may at any time prior to its effectiveness elect not to pursue the registration without liability to the VI Shareholders. In the event of registration hereunder, Topro will pay all expenses necessary to effect registration, including, without limitation, printing costs, blue sky filing fees, other filing fees and fees and disbursements of counsel and accountants for Topro; excluding, however, selling expenses of the VI Shareholders, such as commissions or underwriting discounts.

         (b) The Merger Shares held by the VI Shareholders may be excluded from a registration statement at the election of Topro in the event all information reasonably necessary for Topro and its counsel to prepare the registration statement is not furnished by the VI Shareholders, after the VI Shareholders, upon written request of Topro or its counsel, has been given a reasonable amount of time (not less than ten business days from the date such request has been sent to the VI Shareholders) to transmit the requested information to Topro and/or its counsel.

         (c) At any time commencing during the 1997 and 1998 calendar years, upon request of the holders of at least 75% of the Merger Shares, Topro shall file, during each calendar year, at its expense, a registration statement under the 1933 Act to register or qualify the Merger Shares for public sale on behalf of the VI Shareholders; provided, however, that if the Merger Shares are included in a registration statement pursuant to Section 7.3(a), then only one demand right under this Section 7.3(c) may be made covering both calendar years.

         (d) In the event of any registration under the 1933 Act of any of the Merger Shares, Topro will agree to indemnify and hold harmless the VI Shareholders and each agent, underwriter, and each other affiliate and controlling person of the VI Shareholders, within the meaning of the 1933 Act, against any losses, claims, damages or liabilities, joint or several, and for any legal or other expenses incurred by the VI Shareholders to which the VI Shareholders or such underwriter or affiliate or controlling person may become subject under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof):

                 (i) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained, at the effective date of such registration statement, in any such registration statement, any preliminary prospectus or final prospectus contained therein or any amendment thereof or supplement thereto, or any document incident to registration or qualification of the Shares covered thereby under state securities or blue sky laws;

                 (ii) or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or any violation by Topro of the 1933 Act or state securities or blue sky laws applicable to Topro and relating to any action or inaction required by Topro in connection with such registration or qualification under such state securities or blue sky laws;

         provided, however, that Topro will not be liable in any such case to any indemnified person to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission of any material fact made in such registration statement, said preliminary prospectus or said prospectus or said amendment or supplement, or any document incident to registration or qualification under state securities or blue sky laws, in reliance upon and in conformity with any information furnished in writing to Topro or its counsel by such indemnified person specifically for use in the preparation thereof or if such loss, claim, damage, liability or action arose out of the violation of any duty to which the VI Shareholders may be subject, including the obligation to deliver a copy of any prospectus, supplement or amendment to a purchaser of the Merger Shares and such prospectus, supplement or amendment was made available to the VI Shareholders by Topro.

         (e) In the event of any registration of the Merger Shares under the 1933 Act, the VI Shareholders will agree to indemnify and hold harmless Topro and each affiliate and controlling person, as defined by the 1933 Act, of Topro, each officer or employee of Topro who signs the registration statement, each director of Topro, any agent of Topro and each underwriter, and any and all affiliates and controlling persons, as defined by the 1933 Act, of such persons against any and all such losses, claims, damages or liabilities as the VI Shareholders and other selling securityholders are indemnified against by Topro and will reimburse Topro and each of the foregoing persons for any losses, claims, damages or liabilities (or actions in respect thereof) and for any legal or any other expenses incurred by each such person, if the untrue statement or alleged untrue statement or omission or alleged omission of material fact in respect of which such loss, claim, damage or liability is asserted was made in reliance solely upon and in conformity with information furnished to Topro in writing by the VI Shareholders or on its behalf specifically for use in connection with the preparation of such registration statement or prospectus.

                                  ARTICLE VIII
                  CONDITIONS TO OBLIGATIONS OF TOPRO AND NEWCO

         The obligations of Topro and Newco under this Agreement to consummate the Merger shall be subject to the satisfaction, or to the waiver by them in the manner contemplated by Section 12.2, at the Closing Date and at the Effective Time, of the following conditions:

         SECTION 8.1 Representations and Warranties True. The representations and warranties of VI contained in this Agreement shall be in all material respects true and accurate as of the date when made and, except for changes expressly contemplated by this Agreement, at and as of the Closing Date and the Effective Time as if made at such time.

         SECTION 8.2 Performance of Covenants. VI shall have performed and complied in all material respects with each and every covenant, agreement and condition required by this Agreement to be performed or complied with by it prior to or at the Closing Date and the Effective Time.

         SECTION 8.3 No Governmental or Other Proceeding or Litigation. No order of any court or administrative agency shall be in effect which restrains or prohibits any transaction contemplated hereby or that would limit or affect Topro's right to the ownership of VI; no suit, action, investigation, inquiry or proceeding by any governmental body or other person or entity shall be pending or threatened against Topro, Newco or VI that challenges the validity or legality, or seeks to restrain the completion, of the transactions contemplated hereby or that seeks damages or other relief in respect thereof or seeks to limit or otherwise affects Topro's right to the ownership of VI; and no written advice shall have been received by Topro, Newco, VI or their respective counsel from any governmental body, and remain in effect, stating that an action or proceeding will, if the Merger is completed or sought to be completed, be filed seeking to invalidate or restrain the Merger or limit or otherwise affect Topro's right to the ownership of VI.

         SECTION 8.4 Approvals and Consents. The approval of the VI shareholders required to approve the Merger and any consents or approvals of any persons who are parties to contracts or other agreements to which VI is also a party or to which material properties of VI are subject, the granting of which is necessary for the completion of the Merger or for preventing the termination of any right, privilege, license or agreement of VI that is material to the business of VI, or to prevent any material loss or disadvantage to the business of VI by reason of the Merger, shall have been obtained, no such consents or approvals shall have imposed a condition to such consent or approval that in the reasonable opinion of Topro is unduly burdensome to the consolidated financial position or operations of Topro or to the business of VI.

         SECTION 8.5 Opinion of Counsel. VI shall have delivered to Topro and Newco an opinion of counsel of recognized standing, dated the Closing Date and addressed to Topro and Newco, and in form and substance reasonably satisfactory to Topro, to the effect that based upon a review by them of the Agreement, including all Exhibits and Schedules thereto, VI's certificate of incorporation, bylaws, and relevant corporate proceedings and contracts, and examination of such statutes they deem necessary and such other investigation by such counsel as they deem necessary to express such opinion on the matters described in Exhibit 8.5.

         Counsel's opinion as to the validity and enforceability of any and all contracts and agreements referenced herein may exclude any opinion as to the validity or enforceability of any indemnification or contribution provisions thereof, or as the validity or enforceability of any such contract or agreement may be limited by bankruptcy or other laws relating to or affecting creditor's rights generally and by equitable principles.

         SECTION 8.6 Certificate. VI shall have furnished Topro with a certificate of VI in the form attached hereto as Exhibit 8.6, signed by its President and its Chief Operating Officer and attested to by its Secretary or any Assistant Secretary to the effect that VI's representations and warranties contained in this Agreement were in all material respects true and accurate as at the date when made and, except for changes expressly contemplated by this Agreement, at and as of the Closing Date and the Effective Time as though such representations and warranties were made at such time and that VI has performed and complied in all material respects with all terms, covenants and provisions of this Agreement required to be performed or complied with by it prior to or at the Closing Date and the Effective Time.

         SECTION 8.7 Financial Condition of VI. At the Closing Date and the Effective Time, there shall have been no material adverse change in the business, prospects or condition, financial or otherwise of VI, and VI's financial condition has not adversely changed materially from that described in the unaudited financial statements previously supplied to Topro.

         SECTION 8.8 Financial Information of VI. At the Closing Date, VI shall have demonstrated its ability to provide financial records and information sufficient to permit the timely preparation of financial statements required to be filed by Topro pursuant to the 1934 Act.

         SECTION 8.9 Availability of Exemptions. At the Closing Date, Topro shall be reasonably satisfied that an exemption from the registration requirements of the 1933 Act and applicable Blue Sky laws for the Merger existed at the time any offer to the VI Shareholders of Topro Common Stock was made and that an exemption continues to exist at the Closing Date.

         SECTION 8.10 VI Business Plan. VI and Topro will prepare and attach as Exhibit 8.10 hereto, a detailed business plan (six month), designed to promote the achievement of profitable operations of VI and specific operating cost reductions to be achieved through the Merger. This plan must be accepted by the parties hereto.

         SECTION 8.11  Lock-up Letter.   Each of the VI Shareholders shall have
executed the Lock-up Letter, in the form attached to this Agreement as Exhibit 8.11, providing that, until January 1, 1997, no holder of Merger Shares shall sell or otherwise transfer for value any of the Merger Shares, and that thereafter, until June 30, 1998, no holder of Merger Shares shall sell or otherwise transfer for value more than 25% of the number of Merger Shares held by such person, that the sale or transfer of such shares shall be done pro-rata over the period January 1, 1997 through June 30, 1998 at the rate of 1.389% per month. The restrictions imposed by the Lock-up Letter do not preclude restrictions on resale which apply under the 1933 Act, nor modify the two-year holding period which will apply, absent registration of the Merger Shares, under Rule 144 of the 1933 Act as currently in effect.

         SECTION 8.12 Indemnification and Hold Harmless Agreements. Topro shall have received Indemnification and Hold Harmless Agreements in the form attached hereto as Exhibit 8.12 executed by each executive officer and director of VI in their individual capacities, which agreements shall provide in substance that Topro will be indemnified and held harmless by said persons for a period of five years from the Effective Time for any liabilities, penalties, claims or other obligations existing at any time from VI's date of incorporation through the Effective Time which such persons knew of or should have known of after due inquiry and which are not disclosed in VI's unaudited financial statements or elsewhere herein.

         SECTION 8.13 Other Actions to be Taken by VI and VI Shareholders. VI shall have replaced the promissory notes listed in Schedule 8.13 with the promissory notes in the form attached hereto as Exhibit 8.13. In addition, the Marine Antiques which are listed on Schedule 8.13 shall have been purchased by Michael Taylor for $12,000, which amount shall be deducted from payments under the promissory note to the Michael C. Taylor Family Revocable Living Trust (the "Trust"), as set forth in Exhibit 8.13. Any additional advances as shown on the books of VI made to Michael or Kathleen Taylor shall be deducted from payments under the promissory note to the Trust.

         SECTION 8.14 Royalty Agreement Covering VI Patent. VI shall have entered into a letter agreement in the form attached hereto as Exhibit 8.14 with Michael Taylor covering certain U.S.

Patents under claims made by Mr. Taylor with the U.S. Bankruptcy Trustee in Case No. SA95-11972.

                                   ARTICLE IX
                         CONDITIONS TO VI'S OBLIGATIONS

         The obligations of VI under this Agreement to complete the Merger shall be subject to the satisfaction, or to the waiver by VI in the manner contemplated by Section 12.2, at or before the Effective Time, of the following conditions:

         SECTION 9.1 Representations and Warranties True. The representations and warranties of Topro and Newco contained in this Agreement shall be in all material respects true and accurate as of the date when made and, except for changes expressly contemplated by this Agreement, at and as of the Closing Date and the Effective Time, as if made at such time.

         SECTION 9.2 Performance of Covenants. Topro and Newco shall have performed and complied in all material respects with each and every covenant, agreement and condition required by this Agreement to be performed or complied with by each prior to or at the Closing Date and the Effective Time.

         SECTION 9.3 No Governmental or Other Proceeding or Litigation. No order of any court or administrative agency shall be in effect which restrains or prohibits the Merger, no suit, action, investigation, inquiry or proceeding by any governmental body or other person or entity shall be pending or threatened against Topro, Newco or VI that challenges the validity or legality, or seeks to restrain the completion of the Merger, and no written advice shall have been received by Topro, Newco, VI or their respective counsel from any governmental body, and remain in effect, stating that an action or proceeding will, if the Merger is completed or sought to be completed, be filed seeking to invalidate or restrain the Merger.

         SECTION 9.4 Approvals and Consents. The approval of the shareholder of Newco and of the shareholders of VI required to approve the Merger and all approvals of applications to public authorities, Federal, state, local or foreign, the granting of which is necessary for the completion of the Merger, shall have been obtained, and all waiting periods specified by law shall have passed.

         SECTION 9.5 Opinion of Counsel. Topro shall have delivered to VI an opinion of Brenman Key & Bromberg, P.C., dated the Closing Date and addressed to VI, in form and substance reasonably satisfactory to VI, to the effect that based upon a review by them of the Agreement, including all Exhibits and Schedules thereto, Topro's certificate of incorporation, bylaws, and relevant corporate proceedings and contracts, and examination of such statutes they deem necessary and such other investigation by such counsel as they deem necessary to express such opinion on the matters described in Exhibit 9.5.

         Counsel's opinion as to the validity and enforceability of any and all contracts and agreements referenced herein may exclude any opinion as to the validity or enforceability of any indemnification or contribution provisions thereof, or as the validity or enforceability of any such contract or agreement may be limited by bankruptcy or other laws relating to or affecting creditor's rights generally and by equitable principles.

         SECTION 9.6 Certificates. Topro and Newco shall have furnished VI with certificates of Topro and Newco, respectively, signed for Topro by its President or any Vice President, its Controller and attested to by its Secretary or any Assistant Secretary, and for Newco by its President or any Vice President and its Secretary or any Assistant Secretary, to the effect that the respective representations and warranties of such corporations contained in this Agreement were in all material respects true and accurate as of the date when made and, except for changes expressly contemplated by this Agreement, at and as of the Closing Date and the Effective Time as though such representations and warranties were made at the Closing Date and the Effective Time, and that such corporations have respectively performed and complied in all material respects with all terms, covenants and provisions of this Agreement required to be performed or complied with by them prior to or at the Closing Date and Effective Time.

         SECTION 9.7 Condition of Topro. At the Closing Date, there shall have been no material adverse change in the business, properties or condition, financial or otherwise, of Topro.

                                   ARTICLE X
                             CLOSING; CLOSING DATE

         Unless this Agreement shall have been terminated and the Merger herein contemplated shall have been abandoned pursuant to a provision of Article XI hereof, a closing (the "Closing") will be held as soon as practicable after the execution of this Agreement at the offices of Topro, Inc. in Denver, Colorado, or such other place as may be mutually satisfactory to the parties. At such time and place, the documents referred to in Articles VIII and IX will be exchanged by the parties and, as soon as practicable thereafter, the Articles of Merger will be filed by VI and Newco with the Secretary of State of California. The exchange of documents at Closing may be effected through simultaneous delivery of executed documents in counterpart.

                                   ARTICLE XI
                                  TERMINATION

         SECTION 11.1 Termination and Abandonment. This Agreement may be terminated and the Merger may be abandoned before the Closing Date, notwithstanding any approval of this Agreement by the shareholders of the parties:

         (a)     by the mutual consent of Topro, Newco and VI;

         (b) by Topro, Newco or VI at any time after May 31, 1996 or such later date as shall have been agreed to in writing by the parties, if at the time notice of such termination is given the Merger for any reason shall not have become effective;

         (c) by Topro or Newco if there has been a material misrepresentation or material breach on the part of VI in the representations, warranties and covenants of VI set forth herein, or if there has been any material failure on the part of VI to comply with its obligations hereunder,

         (d) by VI if there has been a material misrepresentation or material breach on the part of Topro or Newco in the representations, warranties and covenants of Topro or Newco set forth herein, or if there has been any material failure on the part of Topro or Newco to comply with its obligations hereunder, or

         (e) by Topro or VI if in the good faith judgment of the Board of Directors of Topro or VI , respectively, it is inadvisable or impracticable to proceed with the Merger by reason of the threat, institution or pendency of a formal investigation or legal proceedings to restrain or prohibit completion of the Merger or to obtain other relief in connection with this Agreement.

         The exercise of the power of termination provided for by this Section
11.1 will be effective only after written notice thereof, signed on behalf of the party for which it is given by its duly authorized officer, shall have been given to the other parties and such power may be exercised only by the Board of Directors of the party on whose behalf such written notice is given. If this Agreement is terminated in accordance with this Section 11.1, then the Merger shall be abandoned without further action by VI and Newco, and their officers shall not file the Articles of Merger with the Secretary of State of California.

         SECTION 11.2 Liability Upon Termination. In the event of termination and abandonment of the Merger pursuant to Section 11.1(a), (b) or (e), no party hereto shall have any liability or further obligation to another party except as provided in Sections 4.5, 5.2, 6.1 and 6.2.

                                  ARTICLE XII
                            MISCELLANEOUS PROVISIONS

         SECTION 12.1 Amendment and Modification. To the fullest extent provided by applicable law, this Agreement may be amended, modified and supplemented with respect to any of the terms contained herein by mutual consent of VI, Topro and Newco pursuant to action by their respective officers, duly authorized by their respective Boards of Directors, by an appropriate written instrument executed at any time prior to the Effective Time, provided, however, that following the adoption of resolutions referred to in Section 3.3 by the shareholders of VI, this Agreement may not be amended to reduce the consideration payable in the Merger in respect of shares of VI Common Stock without obtaining the approval thereof of the shareholders of VI.

         SECTION 12.2 Waiver of Compliance. To the fullest extent permitted by law, each of Topro, Newco and VI may, pursuant to action by its respective officers, duly authorized by its Board of Directors, by an instrument in writing extend the time for or waive the performance of any of the obligations of the others or waive compliance by the others with any of the covenants, or waive any of the conditions to its obligations, contained herein; provided, however, that the obtaining of the approval of the shareholders of VI referred to in Section
3.3 shall not be waivable. No such extension of time or waiver shall operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

         SECTION 12.3 Survival of Representations and Warranties. The respective representations and warranties of each party hereto contained in Articles II and III shall be extinguished by and shall not survive the Closing. The other representations contained herein shall survive the Closing for a period of two years.

         SECTION 12.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

         SECTION 12.5 Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, without regard to principles of conflict of laws.

         SECTION 12.6 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered by hand or overnight courier or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice) and shall be deemed given on the date on which so hand-delivered, or on the business day following the day on which sent by overnight courier or on the third business day following the date on which so mailed:

                 If to Topro or Newco:
                         Topro, Inc.
                         ATTN:  John Jenkins, President
                         2525 W. Evans Ave.
                         Denver, Colorado  80219
                         Facsimile:   303-935-8850

                 with a copy to:
                         Brenman Key & Bromberg, P.C.
                         ATTN:  Donna A. Key, Esq.
                         1775 Sherman St., Suite 1001
                         Denver, Colorado  80203
                         Facsimile:   303-839-1633

                 If to VI:
                         Visioneering Holding Corporation
                         ATTN:  Michael Taylor, President
                         10855 Business Center Dr.
                         Cypress, California  90630

                         Facsimile:   714-995-2801

                 with a copy to:
                         Rutan & Tucker
                         ATTN:  Thomas Crane, Esq.
                         611 Anton Blvd.
                         Costa Mesa, CA  92626
                         Facsimile:  714-546-9035

         SECTION 12.8 Descriptive Headings. The descriptive headings are for convenience of reference only and sell not control or affect the meaning or construction of any provision of this agreement.

         SECTION 12.9 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) (a) constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, (b) is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder and (c) shall not be assignable by operation of law or otherwise, without the written consent of the parties hereto.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date and year first written above.


                                        TOPRO, INC.
Attest:

 /s/ Terri Donahue                      By: /s/ John Jenkins
- --------------------------------            ---------------------------------
                                            John Jenkins, President


                                        TOPRO V.E.C. CORP.
Attest:

 /s/ Terri Donahue                      By: /s/ John Jenkins
- --------------------------------            ---------------------------------
                                            John Jenkins, President


                                        VISIONEERING HOLDING CORPORATION
Attest:

 /s/ Marvin Smith                       By: /s/ Michael Taylor
- --------------------------------            ---------------------------------
                                            Michael Taylor, President

                               LIST OF EXHIBITS

1.1(b)           Articles of Incorporation of VI

1.1(c)           Bylaws of VI

1.3(b)           Escrow Agreement

1.9              Employment Agreements for Michael & Kathleen Taylor

3.12             VI Accounts Payable & Accounts Receivable as of 5/15/96

7.1              Subscription Agreement and Investment Representation Letter -
                 VI Shareholders

8.5              Matters to be included in Rutan & Tucker Opinion of Counsel

8.6              VI Closing Certificate

8.10             VI Six Month Business Plan

8.11             Form of Lock-up Letter - VI Shareholders

8.12 Form of Indemnification and Hold Harmless Agreement - VI Executive Officers and Directors

8.13             VI Promissory Notes

8.14             VI Royalty Agreement

9.5 Matters to be included in Brenman Key & Bromberg, P.C. Opinion of Counsel

9.6              Topro & Newco Closing Certificates

                               LIST OF SCHEDULES

1.1(d)           Officers and Directors of VI  to be elected on the Closing
                 Date

1.8              Schedule of Liens on Michael Taylor Residence

2.2              Topro Outstanding Options, Warrants and Registration Rights

2.7              Topro Legal Matters

3.1              VI Subsidiaries

3.5              VI Material and Enumerated Changes

3.8              VI Material Agreements and Plans; ERISA

3.12             VI Accounts Receivable Set-Offs

3.13             VI Shareholders

3.14             VI Project Contracts and Job Order Set-Offs

5.5(a)           VI Employees, Compensation and Benefits

5.8              Topro Restricted Activities and Transactions

8.13             VI Promissory Notes